Exhibit 99.1

ALLMERICA FINANCIAL CORPORATION REPORTS FOURTH

QUARTER NET INCOME OF $0.26 PER SHARE

WORCESTER, Mass., January 29, 2004—Allmerica Financial Corporation (NYSE: AFC) today reported net income for the fourth quarter of $14.0 million, or $0.26 per share, compared to net income of $14.9 million, or $0.28 per share in the fourth quarter of last year. For the full year, the Company reported net income of $86.9 million, or $1.63 per share, compared to net loss of $306.1 million, or $5.79 per share in 2002.

“The fourth quarter of 2003 marked a turning point for our organization” said Frederick H. Eppinger, Jr., president and chief executive officer of Allmerica. “A.M. Best recognized the effectiveness of our recent restructuring efforts by upgrading our property and casualty financial strength ratings to A- and our life companies to a secure rating of B+. The financial results for the quarter were solid and we now have set the strategic direction of the company based on our recently completed review of operations.” Eppinger added, “We now are well positioned to realize our goal to become a world class regional property and casualty company.”

Segment Results

Allmerica Financial conducts business in three operating segments: Property and Casualty, Allmerica Financial Services, and Asset Management. Property and Casualty markets property and casualty insurance products on a regional basis through The Hanover Insurance Company and Citizens Insurance Company of America. Allmerica Financial Services manages a portfolio of proprietary life insurance and annuity products previously issued through Allmerica’s two life insurance subsidiaries, and until December 2003, marketed non-proprietary insurance and retirement savings products and services. The Asset Management segment markets investment management services to institutions, pension funds, and other organizations through Opus Investment Management, Inc., and manages a portfolio of guaranteed investment contracts previously issued through one of Allmerica’s life insurance subsidiaries.

The following table shows segment income, which is presented consistent with the manner in which management evaluates results and is in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures About Segments of an Enterprise and Related Information”. Segment income represents income before income taxes and excludes the items listed in the table at the end of this document.

	Quarter ended December 31 (In millions)		Year ended December 31 (In millions)
	2003	2002	2003	2002
Property and Casualty	$40.2	$35.2	$143.6	$184.3
Allmerica Financial Services(1)	11.9	(0.7)	26.9	(625.0)
Asset Management	1.1	8.5	11.3	24.4
Corporate	(23.7)	(20.5)	(95.5)	(88.1)

Total Segment Income (Loss)(1)(2)	$29.5	$22.5	$86.3	$(504.4)

(1)	Includes a pre-tax $11.0 million asset impairment charge in the third quarter of 2003, as a result of the cessation of broker-dealer operations and charges of $698.3 million in 2002, primarily related to the decision to cease the manufacture and sale of proprietary variable products, as well as the impact of the decline in the equity market throughout 2002.

(2)	See reconciliation from segment income (loss) to net income (loss) at the end of this document.

Property and Casualty

Property and Casualty segment income was $40.2 million in the fourth quarter of 2003, up from $35.2 million in the fourth quarter of 2002. Earnings were higher in the quarter due to improved current accident year loss trends, particularly in personal lines, and premium rate increases. Partially offsetting these items was a $16.0 million increase to workers’ compensation reserves and higher operating expenses.

Full-year Property and Casualty segment income was $143.6 million in 2003, compared to $184.3 million in 2002. Catastrophe losses in the current year were $59.4 million compared to $31.3 million in the prior year. Current year segment earnings also include a charge of $21.9 million resulting from an adverse arbitration decision related to a single large property claim within a voluntary insurance pool. The Company exited this pool in 1996. Excluding these items, segment income increased by $9.3 million due primarily to premium rate increases, partially offset by an increase in operating expenses, the impact of the aforementioned increase in workers’ compensation reserves and lower net investment income.

Property and Casualty highlights:

•	Net premiums written were $524.0 million in the fourth quarter of 2003, compared to $543.5 million in the fourth quarter of 2002. Full-year net premiums written were $2.2 billion in 2003 and $2.3 billion in 2002.

•	Net premiums earned were $563.2 million in the fourth quarter of 2003, compared to $575.0 million in the fourth quarter of 2002. Full-year net premiums earned were $2.2 billion in 2003 and $2.3 billion in 2002.

•	In the fourth quarter of 2003, pre-tax catastrophe losses were $10.1 million, compared to $7.5 million in the comparable period one year earlier. Pre-tax catastrophe losses were $59.4 million for the full year, as compared to $31.3 million for all of 2002.

The following table summarizes the components of the statutory combined ratio for the Property and Casualty segment:

	Quarter ended December 31		Year ended December 31
	2003	2002	2003		2002
Losses (excluding catastrophes)	61.7%	68.2%	63.0	%(1)	64.4%
Catastrophe losses	1.8%	1.3%	2.7%		1.4%
Loss adjustment expenses	7.6%	7.3%	8.0%		8.4%
Policy acquisition and other underwriting expenses	33.8%	29.5%	30.3%		28.7%
Policyholders’ dividends	(0.6)%	0.5%	—		0.2%

Combined Ratio	104.3%	106.8%	104.0	%(1)	103.1%

(1)	Excluding the effect of an adverse arbitration ruling in the second quarter of 2003 related to an exited voluntary insurance pool, the loss ratio is 62.1 percent and the combined ratio is 103.1 percent.

Allmerica Financial Services

Allmerica Financial Services reported segment income of $11.9 million in the fourth quarter of 2003, compared to a net loss of $0.7 million in the fourth quarter of 2002. Results were favorably impacted by the strong equity market performance in the quarter and lower operating expenses related to the decision to exit the life insurance, annuity and broker dealer operations.

Allmerica Financial Services reported segment income of $26.9 million for the full year 2003, compared to a segment loss of $625.0 million in 2002. Prior year results reflect charges related to the Company’s decision to cease the manufacture and sale of proprietary variable annuity and variable life insurance products, as well as the impact of the decline in the equity market throughout 2002.

Allmerica Financial Services highlights:

•	Life operations segment income excluding certain non-cash items was $38.8 million in the fourth quarter and $144.7 million for the full-year 2003. Segment income excluding certain non-cash items is reconciled to segment income at the end of this document.

•	The Risk Based Capital (RBC) ratio of Allmerica Financial Life Insurance and Annuity Company, Allmerica’s lead life insurance company, increased to 366 percent at December 31, 2003 up from 349 percent at September 30, 2003 and 244 percent at December 31, 2002.

•	Total adjusted statutory capital for the combined life insurance subsidiaries at December 31, 2003 was $553.4 million, up from $547.2 million at September 30, 2003 and $481.9 million at December 31, 2002. Total adjusted statutory capital at December 31, 2003 has been reduced by the $25.0 million dividend paid to the holding company, recently approved by the Massachusetts Department of Insurance.

•	In the fourth quarter, individual annuity redemptions were $505.9 million compared to $493.6 million in the third quarter and approximately $1.3 billion in the fourth quarter of 2002.

Asset Management

Asset Management’s fourth quarter segment income was $1.1 million, compared to $8.5 million in the same period in the prior year. For the full year, Asset Management reported segment income of $11.3 million, compared to $24.4 million in 2002. In both periods, segment income declined primarily due to the continued runoff of the company’s funding agreements and the effect of replacing high yield investments with lower yielding, higher quality fixed income securities.

Corporate

Corporate segment net expenses were $23.7 million in the fourth quarter of 2003, compared to $20.5 million in the comparable period in 2002. For the full year, Corporate segment net expenses were $95.5 million compared to $88.1 million in 2002. Corporate expenses in each quarter and year include interest expense of $10.0 million and $39.9 million, respectively on the Company’s long term debt and mandatorily redeemable preferred securities of a subsidiary trust.

Investment Results

Net investment income was $109.1 million for the fourth quarter of 2003, compared to $137.3 million in the same period of 2002. For the full year, net investment income was $455.7 million compared to $590.2 million in 2002. In both periods, net investment income decreased primarily due to lower invested assets resulting from surrenders in the general account, a reduction in outstanding guaranteed investment contract balances and the sale of the Company’s fixed universal life insurance business. Also contributing to the decline were lower portfolio yields driven by a shift in the portfolio to higher credit quality bonds.

Fourth quarter 2003 pre-tax net realized investment gains were $5.7 million, compared to $78.4 million of pre-tax net realized investment losses in the same period of 2002. In the current quarter, pre-tax net realized investment gains of $11.2 million from sales of investments were partially offset by $5.4 million of capital losses resulting from impairments on certain fixed maturity and equity securities. In the fourth quarter of 2002, pre-tax net realized investment losses from impairments of $122.3 million and losses from derivative investments of $19.9 million were partially offset by gains of $64.8 million from sales of investments.

Full year 2003 pre-tax net realized investment gains were $24.1 million, compared to $162.3 million of pre-tax net realized investment losses in 2002. In 2003, pre-tax net realized investment gains of $87.7 million from sales of investments were partially offset by $61.6 million of capital losses resulting from impairments on certain fixed maturity and equity securities. In 2002, pre-tax net realized investment losses from impairments of $238.5 million and losses from derivative investments of $53.1 million were partially offset by gains of $131.1 million from sales of investments.

Balance Sheet

Shareholders’ equity was $2.2 billion, or $41.89 per share at December 31, 2003, compared to $2.1 billion, or $39.12 per share at December 31, 2002. Excluding accumulated other comprehensive income, book value was $41.59 per share at the close of the fourth quarter, compared to $39.83 per share at December 31, 2002.

Total assets were $25.1 billion at December 31, 2003, compared to $26.6 billion at year-end 2002. Separate account assets were $11.8 billion at December 31, 2003, versus $12.3 billion at December 31, 2002. The declines in total and separate account assets were principally the result of surrenders of individual variable annuities as well as the sale of the Company’s fixed universal life insurance line of business. These declines were almost entirely offset by the effect of the strong equity market in the fourth quarter of 2003.

Ratings Upgrade

On January 21, 2004, A.M. Best Co. upgraded the Company’s property and casualty financial strength ratings to A- (Excellent) from B++ (Very Good) and upgraded the life companies’ financial strength ratings to B+ (Very Good) from B- (Fair). In addition, the Company’s debt ratings were upgraded to “bb+” from “bb” for senior debt, “bb-” from “b+” for capital securities and AMB-3 from AMB-4 for commercial paper. All ratings from A.M. Best have been assigned stable outlooks.

Exit from Broker-Dealer Operations

During the third quarter of 2003, the Company announced the cessation of its broker-dealer operations. As a result, the Company recorded a pre-tax charge of $22 million in the fourth quarter of 2003, primarily for severance and lease termination costs. The Company expects to incur an additional pre-tax charge of approximately $3 million–$5 million, primarily in the first quarter of 2004.

Allmerica Financial Corporation will host a conference call to discuss the Company’s fourth quarter results on Friday, January 30th at 10:00 a.m. Eastern Time. Interested investors and others can listen to the call through Allmerica’s web site, located at www.allmerica.com. Web-cast participants should go to the web site 15 minutes early to register, download, and install any necessary audio software. A re-broadcast of the conference call will be available on this web site two hours after the call.

Allmerica Financial Corporation’s fourth quarter Earnings Press Release and Statistical Supplement are also available in the Investor Relations section at www.allmerica.com.

Certain statements in this release or in the above referenced conference call may be considered to be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words “believes”, “anticipates”, “expects” and similar expressions is intended to identify forward-looking statements. The Company cautions investors that any such forward-looking statements are not guarantees of future performance, and actual results could differ materially. Investors are directed to consider the risks and uncertainties in our business that may affect future performance and that are discussed in readily available documents, including the Company’s annual report and other documents filed by Allmerica with the Securities and Exchange Commission and which are also available at www.allmerica.com under “Investor Relations”. These uncertainties include the possibility of adverse catastrophe experience and severe weather, adverse loss development and adverse trends in mortality and morbidity, changes in the stock and financial markets, changes from assumed surrender activities and assumed stock market returns, adverse selection in surrender patterns, investment impairments, heightened competition, adverse state and federal legislation or regulation, financial ratings actions, and various other factors, which include the effect of the Company’s decision to close its broker-dealer operations as well as the anticipated impact and cost of the GMDB hedging program. The performance of the hedging program is dependent on, among other things, the future performance and volatility of the equity market, the extent to which the performance of the various hedging instruments correlates with the investment performance of the underlying annuity sub-accounts, the continued availability of equity index futures and redemption and mortality patterns in the Company’s annuity contracts.

Allmerica Financial Corporation is the holding company for a group of insurance companies headquartered in Worcester, Massachusetts.

CONTACTS:	Investors:	Media:
	Sujata Mutalik (508) 855-3457 smutalik@allmerica.com	Michael F. Buckley (508) 855-3099 mibuckley@allmerica.com

ALLMERICA FINANCIAL CORPORATION

(In millions, except per share data)

	Quarter ended December 31		Year ended December 31
	2003	2002	2003	2002
Net income (loss)	$14.0	$14.9	$86.9	$(306.1)
Net income (loss) per share(1)	$0.26	$0.28	$1.63	$(5.79)
Weighted average shares	53.5	52.9	53.2	52.9

The following is a reconciliation from segment income (loss) to net income (loss)(2):

PER SHARE DATA (DILUTED) (1)

	Quarter ended December 31				Year ended December 31
	2003		2002		2003		2002
	$	Per Share	$	Per Share	$	Per Share	$	Per Share
Property and Casualty	$40.2	—	$35.2	—	$143.6	—	$184.3	—
Allmerica Financial Services	11.9	—	(0.7)	—	26.9	—	(625.0)	—
Asset Management	1.1	—	8.5	—	11.3	—	24.4	—
Corporate	(23.7)	—	(20.5)	—	(95.5)	—	(88.1)	—

Total segment income (loss)	$29.5	$0.55	$22.5	$0.43	$86.3	$1.62	$(504.4)	$(9.54)
Federal income tax benefit (expense) on segment income	0.8	0.02	(0.6)	(0.01)	6.1	0.12	229.0	4.33

Total segment income (loss) after federal income taxes	30.3	0.57	21.9	0.42	92.4	1.74	(275.4)	(5.21)
Net realized investment gains (losses), net of taxes and amortization	4.0	0.07	(45.8)	(0.87)	10.4	0.19	(89.4)	(1.69)
(Loss) gain on derivatives, net of taxes	(5.4)	(0.10)	6.5	0.12	(4.5)	(0.08)	26.2	0.50
Gain from retirement of trust instruments supported by funding obligations, net of taxes	—	—	66.7	1.26	3.7	0.07	66.7	1.26
Restructuring costs, net of taxes	(14.9)	(0.28)	(9.6)	(0.18)	(18.7)	(0.35)	(9.6)	(0.18)
Other reorganization expenses, net of taxes	—	—	(4.5)	(0.09)	—	—	(4.5)	(0.09)
(Loss) income from sale of universal life business, net of taxes	—	—	(20.3)	(0.38)	3.6	0.06	(20.3)	(0.38)
Additional consideration received from sale of defined contribution business, net of taxes	—	—	—	—	—	—	2.3	0.04
Sales practice litigation, net of taxes	—	—	—	—	—	—	1.6	0.03

Income before effect of accounting change	14.0	0.26	14.9	0.28	86.9	1.63	(302.4)	(5.72)
Cumulative effect of change in accounting principle, net of taxes	—	—	—	—	—	—	(3.7)	(0.07)

Net income (loss)	$14.0	$0.26	$14.9	$0.28	$86.9	$1.63	$(306.1)	$(5.79)

Net income (loss) includes the following items (net of taxes) by segment:

	Quarter ended December 31, 2003
	Property & Casualty	Allmerica Financial Services	Asset Management	Corporate	Total
Net realized investment gains (losses), net of taxes and amortization	$1.7	$3.1	$(1.8)	$1.0	$4.0
(Loss) gain on derivatives, net of taxes	—	(5.5)	0.1	—	(5.4)
Restructuring costs, net of taxes	—	(14.9)	—	—	(14.9)

	Quarter ended December 31, 2002
	Property & Casualty	Allmerica Financial Services	Asset Management	Corporate	Total
Net realized investment (losses) gains, net of taxes and amortization	$(17.5)	$(10.4)	$(18.0)	$0.1	$(45.8)
Gain on derivatives, net of taxes	—	—	6.5	—	6.5
Gain from retirement of trust instruments supported by funding obligations, net of taxes	—	—	66.7	—	66.7
Restructuring costs, net of taxes	—	(9.6)	—	—	(9.6)
Other reorganization expenses, net of taxes	—	(4.5)	—	—	(4.5)
Loss from sale of universal life business, net of taxes	—	(20.3)	—	—	(20.3)

	Year ended December 31, 2003
	Property & Casualty	Allmerica Financial Services	Asset Management	Corporate	Total
Net realized investment gains (losses), net of taxes and amortization	$7.1	$(2.7)	$8.1	$(2.1)	$10.4
(Loss) gain on derivatives, net of taxes	—	(5.5)	1.0	—	(4.5)
Gain from retirement of trust instruments supported by funding obligations, net of taxes	—	—	3.7	—	3.7
Restructuring costs, net of taxes	0.2	(18.9)	—	—	(18.7)
Income from sale of universal life business, net of taxes	—	3.6	—	—	3.6

	Year ended December 31, 2002
	Property & Casualty	Allmerica Financial Services	Asset Management	Corporate	Total
Net realized investment (losses) gains, net of taxes and amortization	$(18.4)	$(36.3)	$(37.1)	$2.4	$(89.4)
Gain on derivatives, net of taxes	—	—	26.2	—	26.2
Gain from retirement of trust instruments supported by funding obligations, net of taxes	—	—	66.7	—	66.7
Restructuring costs, net of taxes	—	(9.6)	—	—	(9.6)
Other reorganization expenses, net of taxes	—	(4.5)	—	—	(4.5)
Loss from sale of universal life business, net of taxes	—	(20.3)	—	—	(20.3)
Additional consideration received from sale of defined contribution business, net of taxes	—	2.3	—	—	2.3
Sales practice litigation, net of taxes	—	1.6	—	—	1.6

The following is a reconciliation of Allmerica Financial Services and Asset Management segment income to Allmerica Financial Services and Asset Management segment income excluding certain non-cash items:

	Quarter ended December 31, 2003	Year ended December 31, 2003
Allmerica Financial Services segment income	$11.9	$26.9
Asset Management segment income	1.1	11.3

	13.0	38.2

Add:
Deferred acquisition cost operating amortization, net	23.8	131.1
Property, plant and equipment depreciation	4.2	12.7
VeraVest asset impairment	0.4	11.5
Statement of Position 98-1 amortization, net	1.1	4.1
AIN goodwill impairment	2.1	2.1

Less:
Change in guaranteed minimum death benefit reserves	(5.8)	(55.0)

Total segment income excluding certain non-cash items	$38.8	$144.7

(1)	Basic net income (loss) per share was $0.26 and $0.28 for the quarters ended December 31, 2003 and 2002, respectively, and $1.64 and $(5.79) for the years ended December 31, 2003 and 2002, respectively.

(2)	In accordance with Statement of Financial Accounting Standards No. 131, Disclosure about Segments of an Enterprise and Related Information, the separate financial information of each segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned segments based on a pre-tax basis. Segment income (loss) is determined by adjusting net income (loss) for net realized investment gains and losses including certain gains or losses on derivative instruments, because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Also, segment income (loss) excludes net gains and losses on disposals of businesses, discontinued operations, restructuring and reorganization costs, extraordinary items, the cumulative effect of accounting changes and certain other items.

(3)	In compliance with Statement of Accounting Standards No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” and Statement of Accounting Standards No. 131 “Disclosures About Segments of an Enterprise and Related Information”, items previously disclosed as “Minority Interest: distributions on mandatorily redeemable preferred securities of a subsidiary trust” are now included in the Corporate segment.

All figures reported are unaudited.